Press Release

Contact:

John C. Stoddart
Shareholder Relations Officer
484-881-4141
john.stoddart@fnbchestercounty.com


First  Chester  County  Corporation  Announces  Three New  Branches and Year-end
Results


     First Chester County Corporation (OTC: FCEC), parent company of First National Bank of Chester County ("the Bank"), announced results for the year ended December 31, 2001. As of December 31, 2001 total assets for First Chester County Corporation increased 6.1% to $584.3 million compared to $550.7 million at December 31, 2000. This increase is primarily due to outstanding growth in the Loan Department. Gross loans increased $41.2 million or 10.1% to $448.1 million for the year ended December 31, 2001. Growth in the Commercial Leasing Department also contributed to these increases with net leases outstandings increasing $5.5 million to $28.4 million. This represents an increase of 23.9%.


     Financial Management Services (FMS) also experienced outstanding growth in 2001. FMS assets under management and custody increased 11.7% to $497.1 million. The increases in FMS asset levels are the result of new business developed primarily from individuals, local businesses and governmental agencies. This growth was partially offset by declines in stock market valuations.


     To  reinforce  First  National  Bank's  commitment  to  reinvest in Chester
County, three new full-service branches were opened during 2001. These new branches are located in Lionville, New Garden and Hershey's Mill.











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     Net income for the year ended  December 31, 2001 was $3.3 million  compared to $6.0 million last year. 2001 earnings were adversely impacted by write-downs related to a few isolated lending relationships that experienced operating difficulties. Results were also impacted by the rapid decrease in the National Prime Rate as well as a general slowing of the economy. Charles E. Swope, President and CEO stated, "In 2001, the country endured an erratic stock market, a difficult labor market, and reduced consumer confidence. Nevertheless, First National prevailed through these economic turns, and thanks to prudent growth and expansion plans, emerged well positioned for the future. Due to these plans, I am confident that First National is strategically positioned for continued growth and increased earnings in 2002."


     First   Chester   County   Corporation   common  stock  is  traded  in  the
over-the-counter market under the symbol of "FCEC."


     This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company believes the assumptions underlying the forward-looking statements are reasonable. However, because the assumptions are predictions of future events and circumstances, any of the assumptions could be inaccurate. Therefore there can be no assurance that the forward-looking statements contained in this release will prove to be accurate. Additional information that could cause actual results to vary materially from the results anticipated may be found in the Company's most recent Form 10-K and other reports filed with the Securities and Exchange Commission. Furthermore, the Company disclaims any obligation or intent to update any such factors or forward-looking statements to in light of future events and developments.